Exhibit 23.3

CONSENT OF FELDMAN FINANCIAL ADVISORS, INC.
We hereby consent to the use of our firm’s name in the Registration Statement on Form S-1 and related amendments thereto (collectively, the “Form S-1”) of Positive Physicians Holdings, Inc. (“PPHI”) as filed with the Securities and Exchange Commission (the “SEC”). We also consent to the inclusion of, summary of, and reference to our Conversion Valuation Appraisal Reports, each dated as of May 1, 2018, of Positive Physicians Insurance Exchange, Professional Casualty Association and Physicians’ Insurance Program Exchange included in the Form S-1 filed by PPHI with the SEC. In giving such consent, we do not admit and we disclaim that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the Rules and Regulations of the SEC thereunder.

/s/ Feldman Financial Advisors, Inc.
FELDMAN FINANCIAL ADVISORS, INC.

McLean, Virginia
November 16, 2018